CERTIFIED RESOLUTIONS

I, Carole Anne Clementi, Secretary of General American Investors Company, Inc. (the “Company”), hereby certify that the following resolutions were adopted by the Board of Directors of the Company, including a majority of the Directors who are not “interested persons” of the Company, at a meeting of the Board held on July 20, 2011.

DETERMINATION OF FIDELITY BOND:

        Rule 17g-1 under the Investment Company Act of 1940 requires that the Board of Directors of the Company approve at least once each year the form and amount of the indemnity bond against larceny and embezzlement covering each officer and employee of the Company who, singly or jointly with others, has access to securities or funds of the Company.

        State Street Bank and Trust Company, custodian for the Company, has a broad form of banker's blanket bond insurance, designed to cover the loss of securities entrusted to its care, as well as its own securities. The insurance covers securities in the bank's actual possession, including those securities deposited with a securities depository or in the Federal book-entry system, and in transit.

        A bond in the amount of $2,250,000 is in excess of the minimum ($1,000,000) required by Rule 17g-1(d) under the Investment Company Act of 1940 and that, in his opinion, it is a reasonable amount for General American Investors Company to maintain.

        Investment Company Asset Protection Bond number 80911610 had been issued to the Company, by Vigilant Insurance Company (a member of the Chubb Group of Insurance Companies), dated June 15, 2011, in the amount of $2,250,000.  The annual premium ($8,000) for the policy had been paid by and borne solely by the Company.

        A separate Fiduciary Fidelity Bond For Employee Benefit Plans (number 82126606) was issued to the Company's Employees' Retirement Plan and the Company's Employees' Thrift Plan by Vigilant Insurance Company (a member of the Chubb Group of Insurance Companies), dated June 15, 2011, in the amount of $1,000,000.  The annual premium ($1,000) for the policy had also been paid by and borne solely by the Company.  The aggregate cost of the two bonds of $9,000 was the same as that of recent years.

        After consideration of the arrangements made for the custody and safekeeping of the assets of the Company, the nature of the securities in the portfolio and the value of the aggregate assets of the Company to which any covered person may have access, upon motion duly made and seconded it was unanimously (including a majority of Directors of the Board who are not "interested persons" of the Company)

RESOLVED, that the form and amount of the insured indemnity bond number 80911610, issued by Vigilant Insurance Company, dated June 15, 2011, in the amount of $2,250,000, applicable to the Company be and hereby is approved; and further

RESOLVED, that the form and amount of the insured indemnity bond number 82126606 issued by Vigilant Insurance Company, dated June 15, 2011, in the amount of $1,000,000, applicable to the Company's Employee Retirement and Thrift Plans, be and hereby is approved; and further

RESOLVED, that the premium for the joint insured bond be borne and paid entirely by the Company.

/s/ Carole Anne Clementi

Carole Anne Clementi,
Secretary
July 20, 2011